Exhibit 99

Press Release
For Release, Tuesday, October 15, 2002


            PEOPLES-SIDNEY FINANCIAL CORPORATION ANNOUNCES QUARTERLY
           EARNINGS, DIVIDEND INCREASE, SPECIAL DIVIDEND AND EXTENSION
                           OF STOCK REPURCHASE PROGRAM

Douglas Stewart, President of Peoples-Sidney Financial Corporation, parent company of Peoples Federal Savings and Loan Association announced today the Company's first quarter earnings for the fiscal year ending June 30, 2003.

Net income for the three month period ended September 30, 2002 was $213,000, or $0.16 basic and diluted earnings per share which represents a 55% increase as compared to $138,000, or $0.10 basic and diluted earnings per share for the same period ended September 30, 2001.

The increase in net income is attributed to an increase in net interest income due to the current interest rate environment. Net interest income for the three months ended September 30, 2002 was $1,107,000 compared to $971,000 for the three months ended September 30, 2001 an increase of $136,000, or 14%. At September 30, 2002, assets of the Corporation totaled $133.4 million with shareholders' equity of $17.3 million.

At their regular meeting on October 11, the Board of Directors declared a 22% increase in the quarterly dividend. A dividend of $0.11 per share will be paid to shareholders of record as of October 31, 2002 with a payable date of November 15, 2002. Additionally, the Board of Directors declared a special dividend of $0.05 per share to be paid by the same defining terms as the regular quarterly dividend. Stewart commented, "This represents the twenty-second quarterly dividend and fourth increase since becoming a public company in 1997.

The Board of Directors also announced the extension of the current stock repurchase program for another twelve month period. To date 33,500 shares have been repurchased in the open market at a weighted average price of $10.98 per share. There are 41,300 shares remaining in the 5% stock repurchase program that was announced on October 16, 2001. Total shares outstanding as of September 30, 2002 were 1,459,147.

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Peoples Federal Savings and Loan Association  operates offices in Sidney,  Anna, and Jackson Center, Ohio.

     When  used  in  this  press   release  or  other   public  or   shareholder
communications, in filings by the Corporation with the Securities and Exchange Commission and in oral statements made with the approval of an authorized executive office, the words or phrases "should result," "will likely result," "will enable," "are expected to," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Corporation's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Corporation's market area and competition, that could cause actual results to differ materially from historical results and those presently anticipated or projected. The Corporation wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The Corporation wishes to advise readers that the factors listed could affect the Corporation's financial performance and could cause the Corporation's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

     The Corporation does not undertake-and specifically declines any obligation-to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.